Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference into the Registration Statement on Form S-3 (Registration No. 333-138752) of Arlington Tankers Ltd. and into the related Prospectus of our reports dated February 21, 2007, relating to the consolidated financial statements of Arlington Tankers Ltd. and its subsidiaries as of and for the year ended December 31, 2006, and relating to management’s report on the effectiveness of internal control over financial reporting, which reports are included in this Annual Report on Form 10-K.

/s/ MOORE STEPHENS, P.C.

MOORE STEPHENS, P.C.
Certified Public Accounts
New York, New York
March 14, 2007